CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 2, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Report of the AAL Variable Product Series Fund, Inc., AAL Variable Annuity Account I, AAL Variable Annuity Account II and AAL Variable Life Account I, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 26, 2001